Exhibit (d)(2)(i)

AMENDED SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

VOYA SEPARATE PORTFOLIOS TRUST

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee
(as a percentage of average daily net assets)

Voya In-Target Retirement Fund	0.40% on all assets

Voya Target Retirement 2025 Fund	0.40% on all assets

Voya Target Retirement 2030 Fund	0.40% on all assets

Voya Target Retirement 2035 Fund	0.40% on all assets

Voya Target Retirement 2040 Fund	0.40% on all assets

Voya Target Retirement 2045 Fund	0.40% on all assets

Voya Target Retirement 2050 Fund	0.40% on all assets

Voya Target Retirement 2055 Fund	0.40% on all assets

Voya Target Retirement 2060 Fund	0.40% on all assets

Voya Target Retirement 2065 Fund	0.40% on all assets